EXHIBIT 10(liii)

NAME

ADDRESS

CITY, STATE ZIP

Dear             :

As a new employee of Anadarko, we believe that you will make an immediate contribution to the success of the Company and are therefore pleased to grant you this restricted stock award under the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan. This award represents a valuable component of your total compensation package.

Effective                     , you were granted              Restricted Shares, which vest over a period of time. Provided you remain continuously employed with Anadarko until such dates, one-third of the restricted shares will vest on [date], one-third on [date], and the remaining one-third on [date] (each date considered a “Vesting Period”).

This grant is subject to all terms and conditions of the 2008 Omnibus Incentive Compensation Plan (the “Plan”) and the provisions of this letter. The Plan is available via the Anadarko intranet at the following address: http://insider/hr/stock_plan.htm.

You may elect, at the time restricted stock is granted to you, to treat the fair market value of the restricted stock on the date of grant as compensation income instead of the value on the date the restrictions lapse. You must make the Section 83(b) election within 30 days from the date the restricted stock is granted. If you make a Section 83(b) election and the restricted stock is forfeited to Anadarko, you are not allowed to deduct the amount included as taxable income at a later date. Dividends received on restricted shares after a Section 83(b) election is made will be treated as dividend income in the year received.

At the end of each Vesting Period, the value attributed to the number of the restricted shares that vests on such date shall be reduced by the applicable payroll taxes as a result of such vesting. Your net shares will be deposited into a Merrill Lynch brokerage account. Attached is the information about the Merrill Lynch program.

If you voluntarily terminate your employment, including retirement, or in the event you are terminated for cause, all of your unvested restricted shares will be immediately forfeited. If you are terminated as a result of death, disability (as defined in the Company’s disability plan), involuntary termination without cause, or a change of control event (as defined in the Plan), all of your unvested restricted shares will immediately vest.

Your restricted shares may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent then subject to restrictions. You will have voting rights and received dividends during the restricted period. Once your restricted shares have vested and shares of Anadarko common stock have been delivered to you, you are free to sell, gift or otherwise dispose of such shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy.

If you have any questions on this grant, please call                     , Stock Plan Administrator at             .

Sincerely,